Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

September 14, 2005

Yellow Roadway Corporation Board of Directors Authorizes Stock Repurchase

OVERLAND PARK, KAN. — Yellow Roadway Corporation (NASDAQ: YELL) today announced that its board of directors has approved a stock repurchase program that authorizes the company to repurchase up to $50 million of its common stock. The company may repurchase its shares in the open market based on, among other things, its ongoing capital requirements, the market price and availability of its stock, regulatory and other constraints, and general market conditions. The repurchase program does not have an established expiration date.

“This program reflects our confidence in the strategy of Yellow Roadway and the belief that our stock is significantly undervalued in the market,” stated Bill Zollars, Chairman, President and CEO of Yellow Roadway. “As we continue to progress toward our targeted $450 million in combined Roadway and USF synergies, we believe our results will reflect the long-term value to shareholders.”

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “targeted,” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, ability to capture cost synergies, the company’s ability to improve productivity results at its Roadway Express subsidiary and its resulting effects on efficiencies, service and yield, a downturn in general or regional economic activity, changes in equity and debt markets, effects of a terrorist attack, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

Yellow Roadway Corporation, a Fortune 500 company, is one of the largest transportation service providers in the world. Through its brands including Yellow Transportation, Roadway Express, Reimer Express, USF, New Penn Motor Express and Meridian IQ, Yellow Roadway provides a wide range of asset and non-asset-based transportation services. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs approximately 70,000 people.

Investor Contact:	Phil Gaines	Media Contact:	Suzanne Dawson
	Yellow Roadway Corporation		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	phil.gaines@yellowroadway.com		sdawson@lakpr.com